KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated September 21, 2023, with respect to the financial statements and financial highlights of Davis New York Venture Fund and Davis Research Fund (each a series of Davis New York Venture Fund, Inc.), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Third-Parties Receiving Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.
Minneapolis, Minnesota
November 28, 2023